Exhibit 99.1

ARCH CAPITAL GROUP LTD. NAMES
NICOLAS PAPADOPOULO CHAIRMAN & CEO OF ARCH WORLDWIDE INSURANCE GROUP AND CHIEF UNDERWRITING OFFICER FOR P&C OPERATIONS
AND
MAAMOUN RAJEH CHAIRMAN & CEO OF ARCH WORLDWIDE REINSURANCE GROUP

HAMILTON, BERMUDA, September 19, 2017 – Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that, effective October 1, 2017, Nicolas Papadopoulo will become Chairman and CEO of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property & Casualty Operations. Mr. Papadopoulo, who joined Arch in 2001 and currently serves as Chairman and CEO of Arch Worldwide Reinsurance Group, will succeed David McElroy, who elected to transition from his role to spend more time with his family. Mr. McElroy will continue with the Company as Vice Chairman of Arch Worldwide Insurance Group. Maamoun Rajeh, who also joined Arch in 2001 and currently serves as President and CEO of Arch Reinsurance Ltd. (Arch Re (Bermuda)), has been promoted to the position of Chairman and CEO of Arch Worldwide Reinsurance Group.

Dinos Iordanou, Chairman of the Board and CEO of Arch Capital Group Ltd., said, “Our ability to promote from within is another indication of the depth and strength of the management team we have built at Arch. Under the leadership of the continuing senior teams led by Nicolas and Maamoun, the strategic direction of the Company will not change. We are confident that our insurance and reinsurance operations will continue to deliver outstanding results for our shareholders and clients.”

Marc Grandisson, President and COO of Arch Capital Group Ltd., added, “Having worked with Nicolas and Maamoun since the inception of Arch, I have a lot of confidence in them and am very pleased that they will lead our talented insurance and reinsurance teams. We also appreciate David’s significant contributions over the past eight years and are extremely pleased with his continued active participation with the Company moving forward.”

Mr. McElroy commented, “It has been a pleasure working with our top notch insurance group team in continuing to establish Arch as a significant participant in the worldwide insurance marketplace, and I am confident that the existing insurance leadership team led by Nicolas will build on our success. I look forward to continuing to contribute to the Company through my ongoing role and working with Nicolas to ensure a smooth management transition.”

Mr. Papadopoulo has over 30 years of experience in the insurance industry and has previously served in various senior executive positions at Arch, including Chief Underwriting Officer of Arch Re (Bermuda) and President and CEO of Arch Re (Bermuda), as well as Chairman and CEO of Arch Worldwide Reinsurance Group. Mr. Rajeh has over 25 years of industry experience and has previously served as Chief Underwriting Officer of Arch Re (Bermuda) and President and CEO of Arch Re Europe, as well as President and CEO of Arch Re (Bermuda).

Arch Capital Group Ltd., a Bermuda-based company with approximately $11.13 billion in capital at June 30, 2017, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.

Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.

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Contact:    Arch Capital Group Ltd.
Mark D. Lyons
(441) 278-9250